OFFICE OF THE COMPTROLLER OF THE CURRENCY
Washington, D.C.  20219

_______________

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 6, 2007
_______________

1ST CENTURY BANK, NATIONAL ASSOCIATION
(Exact name of registrant as specified in its charter)

United States	20-0356618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

OCC Charter Number: 24442

1875 Century Park East, Suite 1400
Los Angeles, California 90067
(Address of principal executive offices and zip code)

Bank’s telephone number, including area code: 310-270-9500

Item 5.02(d)     Appointment of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d)	Richard Ziman and Leslie Bider have been appointed to the Board of Directors on November 6, 2007.

There are no arrangements or understandings between Mr. Ziman or Mr. Bider and any other person pursuant to which either were selected as directors of the Bank.

Mr. Bider has been appointed to the Audit Committee.

Exhibits

99.1  Press Release, dated November 6, 2007, regarding the appointment of Richard Ziman and Leslie Bider as directors of the Bank.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended and as adopted by the Office of the Comptroller of the Currency, the Bank has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1st Century Bank, National Association

Dated: November 6, 2007	By:	/s/ Jason DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:  Margaret Tillman
Assistant Vice President, Marketing
Phone: 310.270.9556

1ST CENTURY BANK APPOINTS RICHARD S. ZIMAN, LESLIE E. BIDER
TO BOARD OF DIRECTORS

LOS ANGELES. – November 6, 2007 – 1st Century Bank, N.A. (OTCBB:  FCNA) today announced the appointment of two recognized business professionals and community leaders, Richard S. Ziman and Leslie E. Bider, to its board of directors, increasing the membership to 14.

“Richard and Les are both model citizens exemplifying the highest caliber of professional achievement and community service,” said Alan I. Rothenberg, chairman of 1st Century Bank.  “Each brings with them a wealth of business expertise in their respective fields, along with a deeply ingrained network of industry contacts.  We look forward to their collaboration and contributions as we prepare for our next phase of growth.”

Ziman, 65, was the founding chairman and chief executive officer of Arden Realty, Inc. from 1990 until 2006 when the firm was acquired by GE Real Estate in a transaction valued at $5 billion.  During his leadership, Arden Realty grew to become a leading real estate investment and management firm and began trading on the New York Stock Exchange in October 1996 until its sale to GE.  Currently, Ziman serves as chairman of AVP Advisors, LLC, the exclusive advisor to American Value Partners, a $500 million real estate investment fund.  He began his career as a partner at the law firm of Loeb & Loeb LLC from 1971 to 1980, specializing in all aspects of real estate law.  In 1980, Ziman helped form Pacific Financial Group and served as managing general partner for the firm that became one of the largest private real estate investment firms in Los Angeles.

Ziman is a leading supporter of cultural, educational and social services across Southern California.  He is chairman emeritus of the City of Hope National Medical Center, and founding chairman of the Los Angeles Real Estate and Construction Industries Alliance.  Ziman also serves as a member of the international board of governors of the Hebrew University of Jerusalem, the board of visitors of UCLA’s Anderson School of Management, and on the advisory boards of Zell/Lurie Real Estate Center at the Wharton School, the Fisher Center for Real Estate at the University of California at Berkeley, and the Real Estate Institute of New York University.  Ziman has also established and endowed the Richard S. Ziman Center for Real Estate at UCLA, the Ziman Family Outpatient Oncology Center at the City of Hope National Medical Center, the Ziman Family wing at the Rothberg International School at the Hebrew University of Jerusalem, the Alzheimer 96-bed facility at the LA Jewish Home for the Aging and, in memory of his father, the Charles Ziman examination facilities at the UCLA Arthur Ash Student Health Center. He earned B.S. and J.D. degrees from the University of Southern California.

Bider, 57, is most widely recognized for his leadership from 1987 to 2005 of Warner/Chappell, the music-publishing arm of Warner Music Group, where he served as chairman and chief executive officer.  He began his career in 1975 as a managing partner of Bider & Montgomery, a CPA firm serving an extensive list of entertainment-industry clientele.  In 1981, he joined Warner Bros. Music as chief financial officer and also was named chief operating officer in 1983.  Currently, Bider serves as chief strategist at Los Angeles-based ITU Ventures.

Bider also serves on the boards of OSI Systems, Inc. (NASDAQ:OSIS); Douglas Emmett, Inc. (NYSE:DEI); and g8wave Holdings Inc. (OTCBB:GEWV).  He remains actively involved in the community, serving on the boards of a number of non-profit organizations, including, Annenberg Center for Performing Arts in Beverly Hills, Musicares Foundation, Hebrew Union College of Los Angeles, Jewish Federation Council of LA and Ambassador’s Council of AIDS Project Los Angeles, among others.  He earned an M.S. from the Wharton School of Business at the University of Pennsylvania and a B.S. in accounting, graduating cum laude from the University of Southern California.

About 1st Century Bank, N.A.

1st Century is a full service bank headquartered in the Century City area of Los Angeles, California. 1st Century’s primary focus is relationship banking to family owned and closely held middle market businesses, professional service firms and high net worth individuals, real estate investors and entrepreneurs. Additional information is available at www.1stcenturybank.com.

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